Exhibit 5.1
[JONES DAY LETTERHEAD]
August 15, 2008
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254

Re:	Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-17229) of PMFG, Inc.
Ladies and Gentleman:
     We have acted as counsel for PMFG, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, as successor issuer to Peerless Mfg. Co., a Texas corporation, of Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 relating to the 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co. (the “Plan”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1.     The 960,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such award agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof; and
     2.     When issued in accordance with the terms of the Rights Agreement, dated as of August 15, 2008, between the Company and Mellon Investor Services LLC, as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     In rendering the opinions above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

PMFG, Inc.
August 15, 2008

     We hereby consent to the filing of this opinion as Exhibit 5.1 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day